EXHIBIT 24

                                 AUTHORIZATION

I hereby authorize Joseph F. Hubach, Cynthia H. Grimm, Daniel M. Drory,
Jane S. Nahra, and Suzanne Thomas or any one of them to sign and file on my behalf any and all forms required by the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") relating to the reporting of beneficial ownership of equity securities of Texas Instruments Incorporated (the "Company"), and of changes in such beneficial ownership, as well as any and all representation letters that may be required in connection with sales by me of equity securities of the Company, together with any and all amendments to the foregoing. This authorization shall be effective on and after the date set forth below and shall continue in effect until I am no longer required to file such forms and letters, unless earlier revoked by me in writing.

I acknowledge that the persons authorized hereunder are not assuming, nor is the Company assuming any of my responsibilities to comply with Section 16 of the Exchange Act and other relevant securities laws.

Dated as of 17th day of December 2014.

/S/ Bing Xie